For Immediate Release

U.S. ENERGY CORP. CONSIDERING FEDERAL LAND EXCHANGE FOR MT. EMMONS PROPERTY

RIVERTON, Wyoming – May 14, 2012 – U.S. Energy Corp. (NASDAQ Capital Market:  “USEG”) (“U.S. Energy” or the “Company”), announced today that it is in the process of developing a world class molybdenum deposit in Gunnison County, Colorado, known as the Mt. Emmons Project.  As a result of several meetings held with interested local parties and numerous public officials over the course of the last eleven months, U.S. Energy has also determined that it will consider a land exchange or similar process that would allow the conveyance of the patented and unpatented mining claims associated with the Mt. Emmons Project to the United States in return for real property or other consideration.  The potential land exchange will proceed in parallel with U.S. Energy’s ongoing effort to secure permits for the development of its Mt. Emmons molybdenum mine.

U.S. Energy owns 25 patented mining claims representing approximately 365 acres of fee land and mineral rights within the Gunnison National Forest in the State of Colorado, as well as an additional 160 acres of fee land.  U.S. Energy also holds approximately 1,353 unpatented mining and millsite claims associated with the Mt. Emmons Project, constituting approximately 9,395 acres.  U.S. Energy’s patented claims, related fee land, and unpatented claims would be subject to the exchange.  Because these lands are entirely within the Gunnison National Forest, it is likely that the U.S. Energy lands would become subject to the jurisdiction of the United States Forest Service.

In June 2011, U.S. Energy met with the Town of Crested Butte and other interested parties to determine whether there were alternatives to full mine development.  High Country Citizens Alliance and Red Lady Coalition, opponents of mine development, also participated in the process.  After a series of conversations, U.S. Energy agreed to explore the possibility of a land exchange.  U.S. Energy currently operates a water treatment plant that treats legacy water discharge from a prior mine on the Mt. Emmons property.  The parties are exploring a process to allow a third party entity to take over operation of the water treatment plant.  Assumption of the water treatment plant by a third party is a fundamental pre-condition to consummating a land exchange.

Press Release
May 14, 2012

Conversations with the Town of Crested Butte, other state and federal governmental officials, and local public interest organizations are ongoing and U.S. Energy has found substantial support for the proposed exchange.  Still, the potential exchange remains subject to legislative action, as well as a federal appraisal.  U.S. Energy intends to work closely with Senators Michael Bennet (D-CO) and Mark Udall (D-CO) towards resolving this issue through consensus-based legislation.

The Board of U.S. Energy has put several conditions on any consideration of an exchange as follows:

(i)	that the Company pursue the exchange contemporaneously with permitting efforts for full mine development;
(ii)	that the land exchange be substantially completed by year end 2012;
(iii)	that a third party entity take over the operation of the water treatment plant located at the Mt. Emmons property; and
(iv)	that the Company receives significant value for its shareholders as part of the exchange.

During the course of 2011, U.S. Energy conducted extensive due diligence concerning the potential land exchange.  As part of that process, U.S. Energy engaged well respected experts in the land exchange process as consultants.  U.S. Energy has also had a series of meetings in Washington, D.C. to discuss legislative approaches to the land exchange.  In addition, U.S. Energy engaged a federally certified appraiser to provide the company with a preliminary assessment of the value of the Mt. Emmons properties using federal appraisal standards.  The preliminary evaluation came in at a range of $50 to $100 million in value today utilizing various valuation approaches, similar to a commercial appraisal.  Final valuation of the Mt. Emmons properties would be based on a federal appraisal which would be completed at some time in the future, based on legislative action.

In 2011, Governor Matt Mead and the Wyoming Legislature authorized conveyance of state parcels within Grand Teton National Park to the Department of Interior at an agreed upon price.  It is possible that U.S. Energy and the State of Wyoming could work together to exchange the Mt. Emmons and Teton lands to the United States.  This exchange could also result in compensation to the State of Wyoming for its parcels inside Grand Teton National Park.

“We have dedicated considerable time over the last year investigating a land exchange as a possible method for us to create shareholder value for the Mt. Emmons Project in the nearer term,” said Keith Larsen, CEO of U.S. Energy Corp.  “Thus far we have been very pleased with the efforts of several parties that have played a key role in bringing us to this decision point which Mark Larsen, our President and COO has spearheaded on behalf of U.S. Energy Corp.,” he added.

Press Release
May 14, 2012

“We will continue to work on the plan of operations for the Mt. Emmons Mine, which we plan to submit in the first quarter of 2013.  This dual path approach provides us with time to continue to gauge the likelihood of a federal land exchange, while preserving our rights to advance the project towards the permitting process and the resumption of our project marketing efforts at the beginning of 2013,” stated Mark Larsen.  “At the same time, it is encouraging to see parties with opposing views come together to develop creative and mutually beneficial solutions.  U.S. Energy appreciates the efforts of all the stakeholders in this project to respect and accept different perspectives, and find common ground,” he added.

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About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of oil and natural gas.  The Company also owns the Mount Emmons molybdenum deposit located in west central Colorado.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol "USEG".

For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
1-307-851-4043
Reggie@usnrg.com

Disclosure Regarding Forward-Looking Statement

Statements made in this news release other than statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements include those relating to U.S. Energy’s pursuit of a potential land exchange transaction, the terms of such a transaction, including the consideration to be received by U.S. Energy, and future valuations of the Mt. Emmons properties. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions are subject to a wide range of business risks and uncertainties and there is no assurance that these assumptions and expectations will be realized.  In particular, there can be no assurance that U.S. Energy will complete a land exchange transaction, or of the terms and timing of any such transaction that is completed.  The value of the consideration received by U.S. Energy in any such transaction may be greater or less than the appraised value of the properties it conveys, and such value may be subject to a variety of business risks and uncertainties.  Further information regarding risks and uncertainties that may affect the company's operations and the forward-looking statements made herein is available in the company's filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

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